Exhibit 13

Execution Copy

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 16, 2015, by and among Eloxx Pharmaceuticals Ltd., a limited liability company, registered under the laws of the State of Israel (the "Company"), Pontifax (Cayman) III Limited Partnership and Pontifax (Israel) III Limited Partnership ("Pontifax"), Gilad Shabtai ("Shabtai"), and Technion Research and Development Foundation Ltd. and Technion Investment Opportunities Fund, L.P (together, "Technion"). each of Pontifax, Shabtai and Technion, shall be referred hereinafter an "Investor" and collectively, the "Investors").

RECITALS:

WHEREAS, the Company has decided to raise additional capital for the Company by means of additional issuance of Series B-1 Shares of par value NIS 0.01 each (the "Preferred B-1 Shares") and grant of warrants to purchase Preferred B-1 Shares; and

WHEREAS, each of the Investors desires to purchase Preferred B-1 Shares and warrants on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Preferred B-1 Shares and warrants to the Investors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Sell and Purchase Preferred B-1 Shares.

1.1 Issue and Purchase of Shares at the Closing. Subject to the terms and conditions hereof, at the Closing (as defined below), the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, an aggregate number of up to 221,363 Preferred B-1 Shares (the "Purchased Shares"), at a price per Preferred B-1 Share of $15.52 (the "PPS"), which is the same price per share paid for Preferred B-1 Shares under the Share Purchase Agreement dated October 30, 2014. The number of Purchased Shares to be purchased by each Investor and the respective portion of the investment amount payable by such Investor for such shares, shall be as set forth in Schedule A attached hereto. Notwithstanding the foregoing, the Technion will be entitled to notify the Company in writing by no later than September 30, 2015, if it decided to participate in the investment hereunder (the "Technion Notice"), which notice shall be accompanied by the Technion's respective investment amount. If the Technion provides the Company with the Technion Notice and investment amount, the sale and issuance of the respective Purchased Shares will take place within three (3) business days from the receipt by the Company of the investment amount payable by the Technion, and the applicable provisions of Section 2.2 below shall apply *mutatis mutandis*. It is hereby clarified that the Technion shall not be obligated to invest, and shall only be deemed an Investor hereunder if it has duly provided the Technion Notice and complied with its applicable obligations hereunder.

1.2 Grant of Warrants. At the Closing, each Investor shall receive for no additional

consideration, a Warrant, for the purchase of a number of Preferred B-1 Shares in an amount equal to 150% of the number of Preferred B-1 Shares issuable to such Investor, as set forth opposite such Investor's name in Schedule A (each, a "Warrant" and collectively the "Warrants"), each for an exercise price equal to the PPS. The Warrants shall be subject to the terms and conditions of the Warrant Certificate in the form attached hereto as Schedule 1.2. The Warrants shall be exercisable by each Investor, in whole or in part, during the period commencing on the Closing and ending on the earlier of (a) 7th anniversary of the Closing date; (b) upon consummation of a Deemed Liquidation (as such is defined in the Amended Articles referred to hereunder), or (c) the later of (i) the second anniversary of the Closing, or (ii) expiration of a 180 day period as of the Milestone Obtainment (as defined in the Warrant), for cash or by a customary cashless mechanism.

1.3 Use of Proceeds. The proceeds of the sale of the Preferred B-1 Shares will not be used for the repayment of any loans, obligations, or liabilities incurred prior to the Closing, if any. The Company will use the proceeds of the sale of the Preferred B-1 Shares in accordance with the Budget previously approved by the Company's Board of Directors (the "Board") attached hereto as Schedule 1.3, subject to the assumptions therein (including OCS funding) as amended from time to time with the approval of the Board of Directors of the Company, including at least one director appointed by Pontifax and the director appointed by Shabtai.

2. Closing, Delivery and Payment.

2.1 Closing. The closing of the transactions contemplated in Section 1.1 above, will take place at a closing (the "Closing") to be held remotely via the exchange of documents and signatures, or at the offices of Horn & Co., Amot Investments Tower, 2 Weizmann St., 24th Floor, Tel-Aviv 6423902, Israel, within three (3) business days following completion of the transactions set forth in Section 2.2 below and satisfaction (or waiver by the relevant party) of the conditions set forth in Sections 2.3 and 2.4 below, at 11:00 a.m., local time, or at such other time or place as the Company and the Investors shall mutually agree upon. Notwithstanding the foregoing, if the Closing does not take place within thirty (30) days following the execution hereof, each of the parties hereof, to the extent not in breach of its obligations hereunder, shall be entitled to terminate this Agreement without derogating from any rights and remedies to which such party may be entitled under law.

2.2 Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) The Company shall deliver to the Investors the following documents or cause the following actions to be completed:

(i) Shareholders Resolutions. Duly executed resolutions of the shareholders of the Company, substantially in the form attached as Schedule 2.2(a)(i) hereto, pursuant to which the shareholders of the Company shall have approved all transactions contemplated hereby and taken all corporate actions related to such transactions, and adopted the Amended and Restated Articles of Association of the Company in the form attached hereto as Schedule 2.2(a)(i)A (the "Amended Articles") as of immediately prior to and through the

Closing; together with duly completed notices of such resolutions in form and substance ready for filing immediately after the Closing with the Israeli Registrar of Companies, which notices shall be accompanied by an Hebrew translation of the Amended Articles.

(ii) Board Resolutions. Duly executed resolutions of the Company's Board, adopted by a unanimous written resolution, substantially in the form attached as Schedule 2.2(a)(ii) hereto; together with duly completed notices of such resolutions in form and substance ready for filing immediately after the Closing with the Israeli Registrar of Companies.

(iii) Share and Warrant Certificates. Validly executed share and Warrant certificates, dated as of the Closing date, covering the Purchased Shares and Warrants.

(iv) Shareholder Register. A copy, duly certified by an officer of the Company and dated as of the Closing date, of the Company's shareholders register, reflecting the registration by the Company of the issuance of the Purchased Shares to the Investors, in the form attached hereto as Schedule 2.2(a)(iv).

(v) Shareholders Waivers. Validly executed waivers by all existing shareholders of the Company and by any other applicable third party, with respect to any preemptive rights, first refusal rights, anti-dilution rights or similar rights such shareholders or third parties hold in connection with the transactions contemplated herein, pursuant to the governing documents of the Company effective immediately prior to the adoption of the Amended Articles or any applicable law or agreement, or evidence satisfactory to the Investors that such rights have lapsed or have been exercised.

(vi) Compliance Certificate. A certificate, duly executed by the CEO of the Company, dated as of the Closing, in the form attached hereto as Schedule 2.2(a)(vi).

(vii) OCS Compliance. An evidence to the effect that all notification or approval requirements by the Office of Chief Scientist within the Israeli Ministry Economy (the "OCS"), with respect to all transactions contemplated hereby, have been duly complied with by the Company on or prior to the Closing.

(viii) Legal Opinion. An opinion of legal counsel to the Company dated as of the Closing, in the form attached hereto as Schedule 2.2(a)(viii).

(b) Payment of Consideration. Each Investor shall cause the transfer to the Company of its respective portion of the Investment Amount for the Purchased Shares as set forth opposite the name of such Investor in Schedule A hereto, by wire transfer in accordance with the wire instructions set forth in Schedule 2.2(b). Payment by each Investor of the respective investment shall be made in US Dollars.

2.3 Conditions of Investors to Closing. The obligations of each Investor to purchase the respective Preferred B-1 Shares to be purchased by such Investor hereunder at the Closing and to transfer to the Company the respective portion of the investment amount payable at the Closing by such Investor for such Preferred B-1 Shares, are subject to the fulfillment at or before the Closing of the following relevant conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Investors investing a majority of the investment amount hereunder, including Pontifax and Shabtai:

(a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct as if made on the Closing date.

(b) No Adverse Change. Confirmation by the Company of the absence of any material adverse change in the Company, its business, or prospects, provided that the occurrence or absence of such material adverse change shall be determined by the Board at its sole discretion.

(c) Loans; Liabilities. confirmation by the Company that its liabilities, which are due on or prior to the date of the Closing, do not exceed US$ 25,000 and of the absence of loans or other forms of indebtedness between the Company and its founders, directors, officers, key employees, consultants and service providers.

(d) R&D Company. Confirmation by the Company, accompanied by the opinion of Company's auditors, that the Company is an "R&D Company" as such term is defined in the invitation to participate in the program for the encouragement of investments by Israeli institutional investors in the Hi-Tech industry published by the Israeli Ministry of Finance on January 2, 2011 as amended by Amendment No. 1 dated March 30, 2011, Amendment No. 2 dated July 17, 2011, Amendment No. 3 dated November 15, 2011 and Amendment No. 4 dated February 7, 2012. This condition may be waived by Pontifax at its sole discretion.

(e) D&O Insurance. A directors and officers liability insurance policy procured by the Company for the members of the Board and officers in a coverage amount of no less than US$ 3,000,000.

(f) Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing, shall have been performed or complied with by the Company prior to or at the Closing.

(g) Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the respective securities to each Investor at the Closing.

(h) Delivery of Documents. All of the documents to be delivered by the Company at the Closing pursuant to this Section 2 shall have been delivered to the Investors. All other applicable actions and transactions set forth in this Section 2 shall have been completed on or prior to the Closing.

2.4 Conditions of the Company to Closing. The Company's obligations to sell and issue to each Investor the respective Preferred B-1 Shares at the Closing, are subject to the fulfillment at or before the Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by such Investor at or prior to the Closing, shall have been performed or complied with by such Investor prior to or at the Closing, and (b) the representations and warranties made by such Investor in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company, and (c) such Investor shall have paid to the Company its portion of the investment amount for the Preferred B-1 Shares issued and sold to

such Investor hereunder at the Closing, in immediately available funds, in accordance with Sections 2.2(b) and 2.4(c).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached as Schedule 3 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete on the date hereof and as of the date of the Closing, except as otherwise indicated. The Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Schedule of Exceptions shall not qualify other sections and subsections in this Section 3.

3.1 Organization, Good Standing and Qualification.

(a) The Company is a private company duly organized, validly existing under the laws of the state of Israel. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements (as defined below), to consummate the transactions and perform its obligations contemplated hereby and thereby, to issue and sell the Preferred B-1 Shares and Warrants, and the Preferred B-1 Shares as a result of exercise of the Warrant, to carry out the provisions of this Agreement and all other agreements and instruments contemplated hereby or which are ancillary hereto (collectively, the "Related Agreements") and to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified and (where applicable) in good standing in all jurisdictions in which a failure to so qualify would have a material adverse effect on the Company's business or properties. The Company has not taken any action or failed to take any action, which action or failure could preclude or prevent the Company from conducting its business after each Closing as presently conducted and as currently proposed to be conducted. (i) No order has been made or petition presented or resolution passed for the liquidation or reorganization of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the Company's possession; (ii) no steps have been taken for the appointment of an administrator, trustee or receiver of any part of the Company's business; (iii) no creditor has exercised its rights with respect to Liens (as defined below) in any of Company's assets and there are no circumstances likely to cause such an action to occur; and (iv) the Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

(b) The Company is not in violation or default (i) under its Governing Documents (as defined below), (ii) in any material respect under any provision of any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which they or any of its respective property is bound or affected, or (iii) in any material respect with respect to any provision of any relevant law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any relevant court or decision of any relevant governmental department, commission, board, bureau, agency or instrumentality, whether domestic or foreign. To the best of the Company's knowledge, no third party is in default in any material respect under any agreement, contract or other instrument or document to which the Company is a party or by which it or any of its respective property is affected. The Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator. For the purpose hereof, "Governing

Documents" shall mean, as applicable, Articles of Association, operating agreement, Founders Agreement, Investors Rights Agreement and/or any other similar governing document.

(c) The minute books of the Company contain a complete summary of all meetings of, and all actions by unanimous written resolutions without a meeting by, the directors (including any committee of the Board) and shareholders since the time of incorporation of the Company until the date hereof, and accurately reflect all actions by the directors (and any committee of the Board) and shareholders of the Company with respect to all transactions referred to in such minutes and resolutions.

3.2 Subsidiaries. The Company does not own or control or has the right to acquire (absolute or contingent), or ever had owned, controlled or has the right to acquire, directly or indirectly, any equity security or other interest of or in any other corporation, limited partnership or other business entity. The Company is not, has not been, nor has the right to become, a participant in any joint venture, partnership or similar arrangement. The Company has not agreed and is not obligated to make, nor or is it bound by any contract under which it may become obligated to make, any material future investment in or material capital contribution to any other entity.

3.3 Capitalization.

(a) Immediately prior to the Closing, the registered share capital of the Company consists of (i) 6,500,000 Ordinary Shares, of which 822,500 are issued and outstanding, (i) 1,000,000 Series A Preferred Shares, of which 385,000 are issued and outstanding, (iii) 1,500,000 Series B-1 Preferred Shares, of which 235,231 are issued and outstanding, and (iv) 1,000,000 Series B-2 Preferred Shares, of which none are issued and outstanding. Schedule 3.3(a) sets forth a Capitalization Table of the Company on a pre and post-closing, Fully-Diluted As Converted Basis (as such terms are defined in the Amended Articles).

(b) No employee, officer, director or consultant has options or any other securities that provide for accelerated vesting or extended exercise period (beyond the exercise period generally applicable to all options under the Company's share option/incentive plans and arrangements), upon a change of control transaction or termination of employment or service or any other event. All shares of the Company underlying outstanding options are subject to (i) a right of first refusal in favor of the Company's shareholders upon any proposed transfer (other than permitted transfers as set forth in the Amended Articles); and (ii) a repurchase right in favor of the Company upon termination of the employment or relationship of any employee, officer, director or consultant with the Company or a vesting mechanism. The Company has not adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(c) Except as set forth in the Capitalization Table: (i) there are no outstanding nor promised options, warrants, securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for equity securities of the Company, rights (including conversion, anti-dilution, exchange or preemptive rights, rights of first refusal, share appreciation, profit sharing, phantom share rights, or any similar rights), proxy, voting, transfer restriction or shareholder agreements, or agreements of any kind, or claims, undertakings or promises of any nature whatsoever, orally or in writing, for the purchase, receipt or acquisition

from the Company or, to the knowledge of the Company, from any other party, of any of its securities.

(d) Except as set forth in the Investors Rights Agreement, the Company is not under any obligation, nor has it granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued. To the Company's knowledge, no shareholder of the Company has entered into any agreement with respect to the voting or transfer of securities of the Company.

(e) All issued and outstanding securities of the Company (i) have been duly authorized and validly issued and (solely in respect of shares) are fully paid and nonassessable (ii) are free and clear of any Third Party Rights (as defined below), other than as set forth in the Amended Articles, and (iii) were issued in accordance with all applicable laws and in compliance with all preemptive, first refusal, subscription or similar rights.

(f) The rights, preferences and privileges of all of the Company's shares are as stated in the Amended Articles and Investors Rights Agreement.

(g) When issued in compliance with the provisions of this Agreement, the Preferred B-1 Shares and Preferred B-1 Shares underlying the Warrants, purchased hereunder, will be (i) validly issued, fully paid and nonassessable, (ii) issued in compliance with all applicable laws; (iii) will be free of any mortgage, pledge, lien, hypothecation, claim, royalty obligations, conditional sale agreement, security agreement, encumbrance or other charge (collectively, "Liens"), loans, options and third party rights, claims, restrictions or interests of any kind, contractual or otherwise, restrictions on transfer, preemptive or similar rights (collectively with the Liens – "Third Party Rights"), other than as set forth in this Agreement, the Amended Articles or the Investors Rights Agreement.

3.4 Authorization; Binding Obligations. All corporate action on the part of each of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Preferred B-1 Shares, Warrants and Preferred B-1 Shares underlying the Warrants has been taken. This Agreement has been and the Related Agreements will be, when executed and delivered at the Closing, duly executed and delivered by the Company and constitute or, in the case of the Related Agreements, will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.5 Consents; Grants. Schedule 3.5(A) includes a true and complete list and details of all grants, loans, tax relief or other benefits received by the Company from the State of Israel or any agency thereof (including without limitation, the OCS), or from any non-Israeli governmental or administrative agency, or from any third party (collectively, "Grants and Benefits"). The Company is and has always been in compliance with all respective provisions, terms and conditions applicable to such Grants and Benefits, including, inter alia, the filing of all reports and requests, and the application for and obtainment of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any transactions consummated by the Company at any time prior to the date hereof. Except as set forth in

Schedule 3.5(B), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or any of the other Related Agreement, and the consummation of the transactions contemplated by this Agreement.

3.6 Liabilities. Except as set forth in Schedule 3.6, the Company has not nor is it subject to any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, asserted or unasserted, in excess of US$ 50,000 per liability.

3.7 Agreements

(a) Schedule 3.7 sets forth a list of all material agreements of the Company. Other than as set forth in Schedule 3.7, there are no agreements, understandings, arrangements or other commitments, written or oral, to which the Company is a party or by which it is bound, (i) that are terminable without the consent of the Company, or (ii) that involve or may involve (A) obligations (contingent or otherwise) of the Company, or payments to the Company in each case in excess of $15,000, or (B) the license of any Intellectual Property (as defined in Section 3.13) by the Company to any third party or by a third party to the Company, (C) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, (D) indemnification by the Company with respect to infringement of proprietary rights or product warranty, or (E) any other agreement, understanding or instrument to which the Company is a party or by which it is bound that is material to the Company. The Company is not and has never been a party to, as a contractor or subcontractor, and is not making and has never made, any bid or proposal with respect to, any government contract.

(b) Each agreement, understanding, arrangement or other commitment which is required to be set forth in Schedule 3.7 (each, a "Material Contract"), is in full force and effect against the Company, and is a valid, binding and enforceable obligation of the Company, and, to the Company's knowledge, of the other parties thereto, in each case in accordance with its terms.

(c) Neither the Company nor any other party is in violation or default under any Material Contract and no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder. The Company has not received any notice that the other parties to a Material Contract intend to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Preferred B-1 Shares, Warrants and underlying Preferred B-1 Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

3.8 Obligations to Related Parties. The Company has no obligations to executive officers, directors, shareholders or employees of the Company other than as set forth in the respective employment agreement of such person as further referred to in Section 3.16 below. None of the executive officers, directors or shareholders of the Company, or any members of their immediate families, are indebted to the Company or, to the Company's knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is

affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than one percent of such company) which may compete with the Company. No executive officer or director or member of their immediate families or, to the Company's knowledge, any shareholder, is directly or indirectly, interested in any contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.9 No Conflicts. The execution and delivery of this Agreement and the Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (a) conflict with or violate any provision of the Company's Governing Documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound, or affected, (c) result in any Lien on assets or on property of the Company, or (d) result in a violation of any Law to which the Company is subject (including securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are or are expected to be subject, or by which any property or asset of the Company is bound or affected.

3.10 Financial Statements. The Company's audited consolidated financial statements as of December 31, 2013 (the "Audited Statements"), balance sheet for 2014 as well as balance sheet for Q1-2015 are attached hereto as Schedule 3.10 (collectively, the "Financial Statements"). The Audited Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Audited Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements and Schedule 3.10, the Company has no liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2014 in an amount not to exceed $50,000 per liability, and (ii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Audited Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.11 Changes. Since December 31, 2014, there has not been:

(a) Any event that has had or could reasonably be expected to have a material adverse effect on the Company;

(b) Any resignation or termination of any executive officer, key employee or group of employees of the Company;

(c) Any damage, destruction or loss, whether or not covered by insurance, with respect to the properties and assets of the Company;

(d) Any waiver or compromise by the Company of a right or of a debt owed to

it;

(e) Any loans made by the Company to any shareholder, employee, executive officer or director of the Company , other than advances made in the ordinary course of business;

(f) Any material change in any compensation arrangement or agreement with any employee, executive officer, director or shareholder;

(g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h) Any labor organization activity related to the Company;

(i) Any debt incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j) Any sale, mortgage, pledge, transfer, lease or other assignment of any Intellectual Property owned by the Company;

(k) Any change in any Material Contract;

(l) Any sale, mortgage, pledge, transfer, lease or other assignment of any of the tangible assets of the Company outside of the ordinary course of business;

(m) Any capital expenditure by the Company in excess of $50,000 per expenditure; or

(n) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

3.12 Ownership of Assets. Except as set forth in Schedule 3.12(A), the Company does not currently lease or license any real property. The Company does not own any assets other than those set forth in Schedule 3.12(B) hereto. The Company has good and marketable title to all of the assets set forth in Schedule 3.12(B) and such assets are not subject to any Lien or Third Party Rights, and such assets are sufficient for the conduct of the Company's business as currently conducted, and as currently proposed to be conducted. The Company is not in default or in breach of any provision of its leases or licenses. The Company holds a valid leasehold or licensed interest in the property it leases or licenses. The Company's shareholders do not own or possess, in their individual or any other capacity, any property or other asset which is material, individually or in the aggregate, to the financial condition, operations or business of the Company.

3.13 Intellectual Property.

(a) Except as set forth in Schedule 3.13(a), to the knowledge of the Company, the Company is the sole owner, or is exclusively licensed to use, free and clear of any Liens or Third Party Rights, all Intellectual Property used in or necessary for the conduct of its business as currently conducted and as contemplated to be conducted. To the Company's knowledge, there are no claims or demands pending by any other person pertaining to any of such Intellectual

Property nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of the Company with respect to such Intellectual Property and the Company does not believe there is a basis for such claim.

(b) Schedule 3.13(b) lists all Intellectual Property currently owned or licensed to use by the Company. With respect to Intellectual Property that is owned by the Company, all such Intellectual Property is owned free and clear of Liens or Third Party Rights. Other than as set forth in Schedule 3.13(b), the Company does not own any patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, or registered copyrights. Schedule 3.13(b) further lists all payments due by the Company by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any item of Intellectual Property.

(c) Other than as is set forth in Schedule 3.13(c), and other than for "off the shelf" products used by the Company in its day to day operations, there are no licenses or other agreements or shared ownership interests of any kind, under which the Company is or may be, granted rights in Intellectual Property of any third person.

(d) Except as set forth in Schedule 3.13(d), there are no licenses or other agreements or shared ownership interests of any kind, under which the Company has granted rights to others in its Intellectual Property.

(e) The Company has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Company, including the maintenance and renewal of all registered Intellectual Property. The Company has required all current and former employees and all consultants and independent contractors having, or who have had, access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute enforceable agreements that provide valid written assignment of all right, title and interest in and to inventions and other Intellectual Property resulting from their employment or services, and all such persons are in compliance with such agreements. Any and all Intellectual Property of any kind which has been developed or is currently being developed by any employee or service provider of the Company in the course of their employment or engagement by the Company shall be the sole and exclusive property of the Company. The Company has no knowledge of any infringement by others of any of its Intellectual Property. The Company does not believe it is or will be necessary to use any inventions of any of its employees or consultants (or persons it intends to hire) made prior to their engagement by the Company. All current and former employees and all consultants and independent contractors hired by the Company have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and of any information of third parties received by the Company under an obligation of confidentiality.

(f) To the Company's knowledge, the conduct of the business of the Company, as currently conducted and as currently proposed to be conducted, including the Company's products or services developed, produced or supplied by the Company and its Intellectual Property do not and will not infringe misappropriate, or otherwise violate or conflict with any of the Intellectual Property of any third party. To the Company's knowledge, no proceeding charging the Company with infringement of any Intellectual Property of any third

person has been filed or is threatened to be filed, nor is the Company aware of any basis therefor.

(g) To the Company's knowledge, the Company is not making unauthorized use of any confidential information or trade secrets or other Intellectual Property of any person, including without limitation any former employer of any past or present employee or consultant of the Company. Neither the Company nor any employee or consultant of the Company is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or authorized administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted or proposed to be conducted. Each former and current employee, officer, consultant and independent contractor of the Company has executed a proprietary information and assignment of inventions undertaking towards the Company, pertaining to all right, title and interest in and to all Intellectual Property resulting from his/her/its employment with or services to the Company. No employee, officer, consultant or independent contractor is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the carrying on of the Company's business and the conduct of the Company's business as proposed to be conducted will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

(h) As used in this Agreement, the term "<u>Intellectual Property</u>" means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

3.14 <u>Litigation</u>. There is no claim, suit, litigation, arbitration, mediation or proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or affecting any of its properties or assets or, to the Company's knowledge, against any officer, director, or employee of the Company in his or her capacity as an officer, director or employee of the Company (including such involving the prior employment thereof, their services in connection with the Company's business, or any information or techniques allegedly proprietary to any of their former employers), or which may challenge the validity or hinder the enforceability of this Agreement or any Related Agreement or the right of the Company to enter

into or to consummate the transactions contemplated hereby and thereby; nor, to the Company's knowledge, has there occurred any event nor does there exist any condition on the basis of which any such claim, litigation, arbitration, mediation proceeding or investigation might be instituted or commenced. The Company is not a party or subject to any order, writ, injunction, judgment or decree of any court or authorized government agency or instrumentality. There is no action or suit by the Company pending or threatened against others, or which the Company intends to initiate.

3.15 Taxes. The Company has no tax liability of any nature, accrued or contingent, including without limitation, liabilities for US or Israeli taxes or any other foreign taxes or any penalties, interest, and additions to taxes or any liabilities to customers or suppliers, other than liabilities for which full provision has been made in the Financial Statements or that have been incurred since December 31, 2014 in the ordinary course of business. The Financial Statements make full provisions for all taxation for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid, made or accrued on or before December 31, 2014. The Company has paid or fully provided in its books of account for all taxation for which it has or may hereafter become liable or accountable in the period from the date of its incorporation. The Company has at all times and within the requisite time limits, fully and accurately observed, performed and complied with all obligations and conditions imposed on it, or to which any claim deduction, allowance or relief made, claimed by or afforded to it was made subject under any legislation relating to taxation. The Company is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation relating to taxation. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's income tax returns has ever been audited by governmental authorities. Since December 31, 2014, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has withheld or collected from each payment made to each of its respective employees, officers, directors and service providers the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

3.16 Employees; Officers.

(a) The Company does not maintain or contribute to any employee benefit plan, pension plan, share option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than reserving shares under the Company's share option plan, for issuance to employees, directors and consultants under such terms as may be determined by the Board of Directors.

(b) All the employees, consultants and service providers of the Company have executed employment, consultancy or service agreements (as applicable) with the Company.

Schedule 3.16(b) sets forth a list of (a) all salaried employees of the Company, as well as each consultant or independent contractor of the Company, together with each such party's position, date of employment/service, salary/fees, and any other compensation payable to or for the benefit of such party (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), and (b) each contract, commitment, arrangement, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor. The Company is not delinquent in payments or contributions to or for the benefit of any of its employees, consultants or service providers for, any wages, salaries, fees, commissions, bonuses, tax withholding, managers insurance funds, vocational study funds, pension funds, severance pay accrual or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or service providers. The Company has withheld, deducted or collected from each payment made to each of its employees and applicable consultants and service providers, the amount of all taxes and other contractual or statutory deductions required to be withheld, deducted or collected therefrom, and has paid the same to the proper tax (or other applicable authorities) receiving officers or authorized depositories. The Company is in compliance with all applicable Laws, agreements, orders, and consent decrees respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, protection of human health and safety in the workplace and wages and hours. The Company is not a party to or bound by any collective bargaining agreements. There is no labor union organizing activity pending or threatened with respect to the Company. There are no charges of employment discrimination or unfair labor practices or any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations, pending or threatened against or involving the Company.

(c) To the knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted by the Company; and the continued employment by the Company of its present employees, and the performance of the Company's contracts with their independent contractors, will not result in any such violation. The Company has not received notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company's knowledge, no officer, employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company has a present intention to terminate the employment of any officer, employee or group of employees. To the Company's knowledge, none of its employees, consultants or service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of the Company or that would conflict with the Company's business. Each former key employee whose employment was terminated by the Company has entered into an agreement with the Company, as applicable, providing for the full release of any claims against the Company, as applicable, or any related party arising out of such employment.

(d) Schedule 3.16(d) contains a list of all directors and officers of the Company. Except as set forth in Schedule 3.16(d), the Company has no agreement, obligation or

commitment with respect to the election of any individual or individuals to the Board and to the Company's knowledge there is no voting agreement or other arrangement among the Company's shareholders. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company's directors or officers have been fully disclosed in writing to the Investors.

3.17 Regulatory Compliance. The Company (a) is and at all times has been in material compliance with all laws, statutes, regulations, rules, ordinances or orders to which it is subject or which are applicable to its business, operations, employees, assets or properties ("Laws"); (ii) holds, and is operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental authority or self-regulatory body required for the conduct of its business ("Authorizations"), and has not received any notice of adverse finding, untitled letter or other correspondence or notice from any governmental authority alleging or asserting noncompliance with any Laws or Authorizations, including any warning letter from the U.S. Food and Drug Administration or similar agencies containing any unresolved issues concerning noncompliance with any Laws or Authorizations; (iii) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority or third party alleging that any product operation or activity is in violation of any Laws or Authorizations, and have no knowledge that any such governmental authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (iv) has not received notice that any governmental authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and it has no knowledge that any such governmental authority is considering such action; and (v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

3.18 Environmental.

(a) The Company has obtained, and is in compliance with, all Authorizations required by any Law relating to the protection of human health and the environment ("Environmental Laws") which are necessary and required for the conduct of their business. The Company has not received notice alleging that the Company is not in compliance with Environmental Laws.

(b) There are no past, pending or threatened actions against or affecting the Company under any Environmental Law, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any such action against the Company.

(c) The Company has not entered into or agreed to any order, and the Company is not subject to any order, relating to compliance with any Environmental Law or to a pending investigation or cleanup of a hazardous substance under any Environmental Law.

3.19 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed. The insurance policies held by the Company are set forth in Schedule 3.19, and the Company believes such insurance policies sufficient for its business as currently being conducted.

3.20 R&D Company. The Company is an "R&D Company" as such term is defined in the invitation to participate in the program for the encouragement of investments by Israeli institutional investors in the Hi-Tech industry published by the Israeli Ministry of Finance on January 2, 2011 as amended by Amendment No. 1 dated March 30, 2011, Amendment No. 2 dated July 17, 2011, Amendment No. 3 dated November 15, 2011 and Amendment No. 4 dated February 7, 2012.

3.21 Substantial Customers and Suppliers. There has been no adverse change in the business relationship of the Company with any substantial customer or supplier of the Company and no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since January 1, 2015, or has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof.

3.22 No Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company. Excluding the authorized signatories of the Company, no person, as agent or otherwise, is entitled to or authorized to bind or commit the Company to any obligation, and the Company is not aware of any person purporting to do so.

3.23 No Public Offer. None of the Company or anyone acting on its behalf and under its instructions has offered securities of the Company or any part thereof for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the securities hereunder not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") or the prospectus requirements of the Israeli Securities Law, 1968. None of the issued and outstanding shares of the Company has been offered or sold by the Company, in such a manner as to make the issuance and sale of such shares not exempt from such registration and prospectus requirements, and all such shares of capital stock have been offered and sold by the Company in compliance with all applicable federal, state and local securities Laws.

3.24 Disclosure. The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto, and the certificates and statements executed or delivered in connection herewith, when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered.

4. Representations and Warranties of the Investors. Each Investor (as to itself only) hereby represents and warrants to the Company that as of the date of Closing:

4.1 Requisite Power and Authority. The Investor has all necessary power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to carry out their provisions. All action on Investor's part required for the execution and delivery of this Agreement and the Related Agreements to which it is a party has been taken.

Upon their execution and delivery, this Agreement and the Related Agreements to which it is a party will be valid and binding obligations of Investor, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors' rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company. The Investor has experience in investing in companies similar to the Company and is capable of evaluating the risks and merits of its investment in the Company and is able bear the financial risks thereof.

4.3 Investment Purpose. The Investor is purchasing the Shares issued in its name hereunder only for investment for the Investor's own account, and without any present intention to sell or distribute such Shares.

4.4 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Investor), other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no other Investor (acting in such capacity) nor the respective controlling persons, officers, directors, partners, agents or employees of any such other Investor shall be liable to any other Investor in connection with this investment for any action taken or omitted to be taken by any of them prior to the date hereof in connection with the transactions contemplated hereunder. Each Investor acknowledges that it has been independently afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and that it is not relying upon any examination or inquiry performed by another Investor. Neither such inquiries nor any other investigation conducted by or on behalf of an Investor or its representatives or counsel shall modify, amend or affect such Investor's right to rely on the truth, accuracy and completeness of the Company's representations and warranties contained in this Agreement and the Related Agreements.

5. Indemnification of Investors

5.1 The representations, warranties, covenants and agreements made in this Agreement and the Schedule of Exceptions shall be true and accurate as of the Closing.

5.2 The Company hereby agrees to hold harmless and indemnify the Investors, and their respective partners, executive officers, directors, employees, shareholders, agents and representatives (collectively, referred to as the "Investors Indemnitees") against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any breach of any representation or warranty contained in Section 3 of this Agreement and the Schedule of Exceptions, or (ii) any breach of any covenant or agreement contained in this Agreement (collectively, the "Indemnifiable Claims").

5.3 The Company shall reimburse, promptly following request therefor, all expenses

actually incurred by an Investors Indemnitee in connection with any Indemnifiable Claim. In no event, except for damages resulting from fraud or willful misconduct, shall an Investor (including any of its Investors Indemnitees) be entitled hereunder to any amount of damages or reimbursement that exceeds in the aggregate the amount actually invested in the Company pursuant to this Agreement by such Investor plus reasonable out-of-pocket legal fees and expenses actually incurred, and, in the aggregate, for all Investors, the investment amount actually received by the Company plus reasonable out-of-pocket legal fees and expenses actually incurred.

5.4 The Investors Indemnities shall not be entitled to be indemnified with respect to any Indemnifiable Claims unless and until the aggregate amount of such Indemnifiable Claims exceeds US$ 50,000 (the "Basket Amount"); *provided, however*, that once such Basket Amount is reached, the Company shall indemnify the Investors for the Basket Amount and any and all Indemnifiable Claims in excess of the Basket Amount.

5.5 The Investors Indemnities shall only be entitled to be indemnified with respect to Indemnifiable Claims if written notice of Indemnifiable Claims is received prior to the lapse of 48 months from the Closing; except for written notice of Indemnifiable Claims arising out of the representations made in Section 3.3 [*Capitalization*], and/or Section 3.7 [*Obligations to Related Parties*], and/or Section 3.13 [*Intellectual Property*] and/or Section 3.14 [*Litigation*] and/or Section 3.15 [*Taxes*], which may be received prior to the lapse of applicable statute of limitations.

5.6 If any claim, suit, action or other proceeding for losses to which the indemnity set forth above applies ("**Claim**") is brought against an Investors Indemnitee, such Investors Indemnitee shall give the Company prompt written notice of such Claim, and the Company shall have the right, at its own expense, to participate in or assume, with the consent of the Investors Indemnitee (such consent not to be unreasonably withheld), the defense of such Claim, provided that the Company shall use counsel reasonably acceptable to the Investors Indemnitee in defending such Claim. Failure of an Investors Indemnitee to give prompt written notice will not obviate the right of the Company to defend such matter, unless such failure clearly prejudices the defense thereof. The Investors Indemnitee may not adjust, settle or compromise any Claim brought against it for which the indemnity set forth herein is sought without the prior written consent of the Company, which consent will not be unreasonably withheld. In the event the Company does not assume defense of a Claim in connection with which the Investors Indemnitee asserts a right of indemnification, and the Investors Indemnitee defends such Claim, then, without limiting the foregoing, the Company shall advance to the Investors Indemnitee payment for all reasonable expenses incurred by the Investors Indemnitee in connection with the defense of such claim, upon submission by the Investors Indemnitee of periodic bills.

5.7 The rights to indemnification set forth in this Section 5 are the sole and exclusive monetary remedy of the Investors in respect of any Indemnifiable Claim.

6. Affirmative Covenants.

6.1 Ordinary Course. From the date hereof and until the Closing the Company shall conduct its business solely in the ordinary course of business, and, among other things, shall not without the prior consent of the Investors, make any distribution of any kind to its shareholders

or enter into any transaction with any officer, director, employee or shareholder of the Company or any affiliate or any person who the Company is aware is a family member of any such person or entity, or enter into any transaction not in the ordinary course of business, other than as contemplated under this Agreement. For the proposes hereof, each of the following transactions shall be deemed to have been taken outside the ordinary course of business: (a) change the nature of the Company's business; (b) issue any equity securities or debt in any form, cause or permit any sale or conveyance of any equity securities or debt; (c) sell, divest, acquire, change the structure of the Company's assets or otherwise decrease the value of the Company's assets; or (d) solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with any other person or entity in respect of any of the aforesaid transactions, except in connection with the exercise of pre-emptive rights as set forth in the Articles of Association of the Company as currently in effect.

6.2 Confidentiality. The parties undertake not to make public (by way of an announcement or by press release or in any other manner) the identity of the Investors without the prior written consent of the Investors. The Company, the Investors and any person acting on their behalf, shall keep the existence of this Agreement and the terms of the Related Agreements, as well as the representation and warranties included herein in strict confidence, and neither party shall disclose or issue any public statement or press release concerning this transaction without the prior written approval of the other party of the substance and form of any such statement or release, except as, and only to the extent required, (a) to exercise any of its rights or fulfill any of its obligations under the Related Agreements, (b) by the Investors to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with making or monitoring their investment in the Company, provided such professionals are obligated to the Investors to keep any such information confidential pursuant to a written agreement or by nature, or (c) as may be required under applicable Law.

6.3 OCS Funding. Following the Closing, the Company shall continue to use its best efforts to obtain a grant by the OCS in an aggregate amount of approximately US$ 1,000,000, which was initiated prior to the Closing.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the Laws of the State of Israel, without giving effect to principles of conflicts of Law or choice of Law that would cause the substantive Laws of any other jurisdiction to apply.

7.2 Arbitration. Any dispute, controversy or claim arising in relation to this Agreement, including with regard to its validity, invalidity, breach, enforcement or termination, will be referred to a single arbitrator, who shall be appointed by the Head of the Israeli Bar Association. Arbitration proceedings shall take place in Tel Aviv, Israel, and shall be conducted according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give the reasons for his judgment. The arbitrator's decision shall be final and enforceable in any court. This paragraph shall constitute an arbitration agreement between the parties.

7.3 Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either

retroactively or prospectively), only by the written consent of the Company and the Investors investing a majority of the investment amount hereunder, including Pontifax and Shabtai.

7.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements, the certificates and the other documents delivered pursuant hereto constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof, and supersedes any prior agreements and understandings including the Term Sheet dated June 10, 2015.

7.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; or (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be sent to the parties at the address or facsimile number set forth on Schedule A or at such other address as the Company or the Investors may designate by written notice to the other parties hereto.

7.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.7 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, due diligence investigation, execution, delivery and performance of the Agreement; provided that upon the consummation of the Closing, the Company shall bear all legal and accounting fees and other expenses (e.g. costs of due diligence) incurred by Pontifax concerning the execution and closing of this transaction, in the amount of up to US$ 10,000 plus V.A.T., and the Company shall bear all legal and accounting fees and other expenses (e.g. costs of due diligence) incurred by Shabtai concerning the execution and closing of this transaction, in the amount of up to US$ 10,000 plus V.A.T. Pontifax and Shabtai may deduct such amount from the investment amount transferred at the Closing.

7.8 Broker's Fees. Each party represents and warrants that except as detailed in Schedule 7.8 hereto, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Company agrees to indemnify each Investor against any fee or commission payable by such Investor for which the Company is responsible (other than as disclosed herein), and each Investor agrees to indemnify the Company and the other Investors against any fee or commission payable by the Company or such other Investor for which such Investor is responsible.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of a party shall be binding as evidence of such party's

agreement hereto and acceptance hereof.

7.10 Successors and Assigns. Except as otherwise limited herein, this Agreement and the provisions hereof shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Company and the Investors, except that (a) an Investor may freely assign this Agreement to a party that has acquired the Investor's shares in accordance with the provisions of the Amended Articles and has agreed to be bound by the terms of this Agreement the Related Agreements and the Amended Articles, and (b) Shabtai may notify the Company of the assignment of all or part of its/his rights and undertakings hereunder to a "Permitted Transferee" thereof, as defined in the Amended Articles.

7.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12 Several and not Joint Undertakings. Each of the representations, warranties and undertakings of the Investors hereunder is made, with respect to such Investor, on a several and not joint basis with the other Investors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

THE COMPANY:

____

ELOXX PHARMACEUTICALS LTD.

Name: SILVIA NOIMAN

Title: CEO

THE INVESTORS:

____

PONTIFAX (CAYMAN) III LIMITED PARTNERSHIP

Name: __________________________

Title: __________________________

____

PONTIFAX (ISRAEL) III LIMITED PARTNERSHIP

Name: __________________________

Title: __________________________

____

GILAD SHABTAI

Name: __________________________

Title: __________________________

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

THE COMPANY:

____

ELOXX PHARMACEUTICALS LTD.

Name: ____________________________

Title: ____________________________

THE INVESTORS:

____

PONTIFAX (CAYMAN) III LIMITED PARTNERSHIP

Name: ____________________________

Title: ____________________________

____

PONTIFAX (ISRAEL) III LIMITED PARTNERSHIP

Name: ____________________________

Title: ____________________________

____

GILAD SHABTAI

Name: ____________________________

Title: ____________________________

[TBD – additional investors]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

THE COMPANY:

____

ELOXX PHARMACEUTICALS LTD.
Name: ______________________________
Title: ______________________________

THE INVESTORS:

____

PONTIFAX (CAYMAN) III LIMITED PARTNERSHIP
Name: ______________________________
Title: ______________________________

____

PONTIFAX (ISRAEL) III LIMITED PARTNERSHIP
Name: ______________________________
Title: ______________________________

____

GILAD SHABTAI
Name: ______________________________
Title: ______________________________

Execution Copy

SHARE PURCHASE AGREEMENT

15/7/15

TECHNION RESEARCH AND DEVELOPMENT FOUNDATION LTD.

Name: YOSSI WALD / BENJAMIN SOFFER

Title: AUTHORIZED SIGNATORIES

Technion Research & Development Foundation Ltd.
Technion City, Haifa 32000 Israel

15/7/15

TECHNION INVESTMENT OPPORTUNITIES FUND, L.P

Name: YOSSI WALD / BENJAMIN SOFFER

Title: AUTHORIZED SIGNATORIES

TECHNION INVESTMENT OPPORTUNITIES FUND LIMITED PARTNERSHIP
TECHNION CITY, HAIFA 32000